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                                                                   EXHIBIT 10.15


                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                              THOMAS C. PRENDERGAST
                                       AND
                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

         This Employment Agreement (the "Agreement"), dated as of July 9, 1999, between Heritage Property Investment Trust, Inc., a corporation organized under the laws of the State of Maryland and having its principal place of business at Boston, Massachusetts (hereinafter, the "Company"), and Thomas C. Prendergast, an individual currently residing at 62 Jack Pine Drive, Sudbury, Massachusetts 01776 (the "Executive"):

                                WITNESSETH THAT:

         WHEREAS, the Executive has been employed for in excess of 25 years by Net Properties Management, Inc. ("Net Properties"), a wholly owned subsidiary of the New England Teamsters and Trucking Industry Pension Fund, a trust organized under the laws of the Commonwealth of Massachusetts (hereinafter, the "Fund") and, as of the date hereof, the owner of more than eighty percent (80%) of the outstanding voting securities of the Company;

         WHEREAS, the Executive had been instrumental in the organization and operation of Net Properties;

         WHEREAS, effective as of July 9, 1999 (the "Commencement Date"), the Company has acquired all of the business assets and operations of Net Properties; and

         WHEREAS, the Company now wishes to employ the Executive in the capacities and on the terms and conditions set out below, and the Executive has agreed to accept such employment, on the terms set forth below;

         NOW, THEREFORE, the Company and the Executive, in consideration of the respective covenants set out below, hereby agree as follows:

         1. EMPLOYMENT.

                  (a) POSITIONS. The Executive shall be employed by the Company as its President and Chief Executive Officer and, subject to election in accordance with the Company's Articles and Bylaws, will serve as Chairman of the Board of Directors of the Company (the "Board").

                  (b) DUTIES. The Executive's principal employment duties and responsibilities shall be those duties and responsibilities customary for the positions of President and Chief Executive Officer and such other executive duties and responsibilities as the Board shall from time to time reasonably assign to the Executive. The Executive will be responsible for and have


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authority over the day-to-day operational management of the Company. The
Executive shall report directly to the Board. All other officers of the Company shall report to the Executive or such person(s) as the Executive may designate from time to time.

                  (c) EXTENT OF SERVICES. Except for illnesses and vacation periods, the Executive shall devote substantially all his working time and attention and his best efforts to the performance of his duties and responsibilities under this Agreement. However, the Executive may (i) make any passive investment where he is not obligated or required to, and shall not in fact, devote any managerial efforts, (ii) participate in charitable, academic or community activities or in trade or professional organizations, or (iii) subject to Board approval (which approval shall not be unreasonably withheld or withdrawn), hold directorships in other companies, except only that the Board shall have the right to limit such services as a director or such participation whenever the Board shall believe that the time spent on such activities infringes in any material respect upon the time required by the Executive for the performance of his duties under this Agreement or is otherwise incompatible with those duties.

         2. TERM. This Agreement shall become effective as of the Commencement Date and shall continue in full force and effect thereafter for a Term of until December 31, 2004 (the "Initial Term") unless (a) it is extended pursuant to
Section 7 or Section 10, or (b) it is sooner terminated pursuant to Section 8. For purposes of this Agreement, "Term" shall mean the actual duration of the Executive's employment hereunder, taking into account any extension pursuant to
Section 7 or Section 10 or early termination of employment pursuant to Section
8. However, none of the salary, stock, stock options or equity incentives or awards set forth in this Agreement are effective to any extent prior to January 1, 2000.

         3. SALARY. The Company shall pay the Executive a base salary which shall be payable in periodic installments according to the Company's normal payroll practices. Commencing January 1, 2000, the Executive's base salary shall be Five Hundred Thousand Dollars ($500,000.00) per year. The Board or a Compensation Committee duly appointed by the Board (the "Compensation Committee") shall thereafter review the Executive's base salary annually to determine whether and to what extent the Executive's salary shall be increased (for the purposes of this Agreement, the term "Base Salary" shall mean the amount established and adjusted from time to time pursuant to this Section).

         4. INITIAL LONG TERM INCENTIVE AWARDS.

                  (a) STOCK OPTION AWARD. Effective upon execution of this Agreement, the Executive shall be awarded options for 400,000 shares on the terms and conditions set forth in Appendix B to this Agreement.

                  (b) RESTRICTED STOCK AWARD. Effective upon execution of this Agreement, the Executive shall be awarded restricted stock on the terms and conditions set forth in Appendix B to this Agreement.


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         5. ANNUAL INCENTIVE AWARDS.

                  (a) INCENTIVE BONUS. The Executive shall be entitled to receive an annual cash incentive bonus (the "Incentive Bonus") for each calendar year during the Term of this Agreement based on the level of accomplishment of management and performance objectives as established by the Board or Compensation Committee. The threshold bonus amount shall be not less than 25% of Base Salary, the target bonus amount shall be 50% of Base Salary, and the maximum bonus amount shall be 100% of Base Salary. Following a Public Market Event as defined in Section 7(b) of this Agreement, if the Company and the Executive agree, a percentage of the Incentive Bonus may be paid to the Executive in the form of stock.

                  (b) ANNUAL STOCK OPTION AWARD. The Executive shall be entitled to the annual grant of stock option awards based upon the achievement of management and performance objectives established by the Board or Compensation Committee. 25,000 options shall be awarded if threshold objectives are obtained, 50,000 shares if target objectives are obtained, and 100,000 shares if maximum objectives are attained. Once granted, the options will vest ratably over 3 years, or 100% at the time of a Public Market Event or Change of Control. Such options shall have an option exercise price equal to the fair market value of the stock on the date of grant, and subject to customary provisions regarding the effect of termination of employment (provided that such options shall remain exercisable by the Executive until the end of any applicable Severance Period as hereinafter defined and otherwise until at least 90 days following any termination of employment by the Executive not resulting in any such Severance Period), such options shall have an option term of 10 years from the date of grant. In the event that the Company has not yet completed a Public Market Event, the Executive may at any time within a limited period after the fifth anniversary of the date of grant of each such annual award of options elect to "put" back to the Company up to 15% of such options and the Company will pay to the Executive in exchange for such options an amount equal to the excess of the fair market value of such option shares over the option price otherwise pertaining to such shares.

                  (c) ANNUAL PERFORMANCE SHARE AWARD. The Executive shall be entitled to an annual award of shares based upon the achievement of management and performance objectives established by the Board or Compensation Committee. 3,750 shares will be awarded for threshold performance, 7,500 shares for target performance, and 15,000 shares for maximum performance. Once earned, the shares will vest ratably over 3 years, or 100% at the time of a Public Market Event.

                  (d) INCENTIVE OBJECTIVES. The management and performance objectives for the Executive each year will be determined by the Board or Compensation Committee based upon written recommendations by FPL Associates or, alternatively, by such other independent entity as may be mutually agreed upon by the Executive, on the one hand, and the Board or Compensation Committee, on the other, consistent with the following principles. Seventy-five percent (75%) of each year's incentive award opportunities will be based upon overall Company performance for the year in question, which shall in turn be based upon the amount or increase in amount of the Company's Funds From Operations ("FFO") from year to year unless the


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Executive and Board or Compensation Committee agree on a different approach. The remaining twenty-five percent (25%) of each year's incentive award opportunities will be based upon individual performance goals and objectives for the Executive. In the event that the Company's or Executive's performance for the year falls between threshold and target performance objectives, or between target and maximum performance objectives, the Executive's incentive compensation awards will be established at a corresponding pro rata level between threshold and target performance objectives, or between target and maximum threshold performance objectives, as the case may be. The FFO objectives for the year 2000 are set forth in Appendix A to this Agreement. All incentive awards will be made to the Executive within 15 days following completion of the annual audit of the Company's financial statements.

         6. BENEFITS.

                  (a) VACATION. The Executive will be entitled to four (4) weeks of vacation per calendar year. The Executive shall not be entitled to cash in lieu of any unused vacation time.

                  (b) EMPLOYEE BENEFITS.

                      (i) PARTICIPATION IN EMPLOYEE BENEFITS PLANS. The Executive and his spouse and eligible dependents, if any, and their respective designated beneficiaries where applicable, will be eligible for and entitled to participate in other benefits maintained by the Company for its senior executive officers, as such benefits may be modified from time to time and for all such employees, such as, without limitation, its medical, dental, pension, 401(k), accident, disability, and life insurance benefits, on a basis not less favorable than that applicable to other executives of the Company. The Executive will also be entitled to appropriate office space, administrative support, E.G., secretarial assistance, and such other facilities and services as are suitable to the Executive's positions and adequate for the performance of the Executive's duties.

                     (ii) LIFE INSURANCE. The Company shall provide, at its cost, supplemental life insurance coverage for the Executive equal to life insurance protection of $2,000,000. The Company shall be the owner of the policy and the Executive will be entitled to name the beneficiary thereof, subject to the transfer of the policy to the Executive upon any termination of employment other than death in consideration of payment of any cash value or other proceeds which the Company might have realized on surrender or cancellation in lieu of transfer.

                     (iii) DISABILITY INSURANCE. The Company shall maintain, at its cost, supplemental renewable long-term disability insurance as agreed to by the Company and the Executive.

                     (iv) SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Company shall provide to the Executive a supplemental executive retirement plan ("SERP") benefit on the terms and conditions set forth in Appendix C to this Agreement.


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                  (c) OTHER BENEFITS.

                     (i) MEDICAL EXAMINATION. The Company shall provide, at its cost, a medical examination for the Executive on annual basis at a medical clinic or by a physician selected by the Executive.

                     (ii) AUTOMOBILE. The Company shall lease an automobile for the Executive's exclusive use during the term of this Agreement and shall pay the insurance, maintenance and taxes, if any, in respect to such automobile. The automobile leased by the Company will be a late model Cadillac STS or like vehicle to be selected by the Executive.

                     (iii) TAX PREPARATION AND FINANCIAL PLANNING ASSISTANCE. The Company will pay or promptly reimburse the Executive for reasonable costs incurred by him in connection with tax preparation and financial planning assistance, to be furnished by such advisors as chosen by the Executive, up to a maximum aggregate of $10,000 per year.

                  (d) EXPENSES. The Executive will be entitled to reimbursement of all reasonable expenses, in accordance with the Company's policy as in effect from time to time and on a basis not less favorable than that applicable to other executives of the Company, including, without limitation, telephone, travel and entertainment expenses incurred by the Executive in connection with the business of the Company, promptly upon the presentation by the Executive of appropriate documentation.

                  (e) D&O INSURANCE COVERAGE. During and for a period three (3) years after the Term, the Executive shall be entitled to director and officer insurance coverage for his acts and omissions while an officer and director of the Company on a basis no less favorable to him than the coverage provided current officers or directors.

                  (f) TAX OFFSET PAYMENTS. The Company will pay to the Executive Tax Offset Payments on the terms and conditions set forth in Appendix B of this Agreement.

         7. PUBLIC MARKET EVENT.

                  (a) In the event the Company completes a Public Market Event during the Initial Term, this Agreement shall be automatically extended for a period of an additional five years from the effective date of such Public Market Event (the "Public Market Event Extended Term"). In this event, (i) 50% of the Executive's stock options awarded under Section 4(a) hereof shall immediately vest, (ii) all of the Executive's restricted shares awarded under Section 4(b) hereof shall immediately vest, (iii) all of the Executive's annual stock options awarded under Section 5(b) hereof shall immediately vest, and the Executive shall be entitled to additional annual stock option awards on substantially equivalent terms and at the same level through the Public Market Event Extended Term, and (iv) all of the Executive's annual performance shares awarded under
Section 5(c) hereof shall immediately vest, and the Executive shall be entitled to additional annual performance share awards on substantially equivalent terms


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and at the same level through the Public Market Event Extended Term. All other terms and provisions of this Agreement shall remain in full force and effect through such Public Market Event Extended Term.

                  (b) For all purposes of this Agreement, a "Public Market Event" means either (i) the closing of a public offering of shares of Common Stock pursuant to an effective registration statement on Form S-11, or successor or equivalent form, of the Securities and Exchange Commission under the Securities Act, pursuant to which the per share price to the public is not less than $25.00 (such amount to be subject to proportionate adjustment in the event of any stock dividend, stock split, combination of shares, reorganization, recapitalization, reclassification or other similar event occurring after the date hereof) and the gross proceeds to the Company are not less than $50,000,000, or (ii) the closing of a merger of the Company with or into a public company that has shares listed on NASDAQ NMS, NYSE or any other national stock exchange and the shares issued or to be issued in such merger are registered pursuant to the Securities Act.

         8. TERMINATION. The employment of the Executive by the Company pursuant to this Agreement shall terminate upon the occurrence of any of the following:

                  (a) DEATH OR DISABILITY. Immediately upon Death or Disability of the Executive. As used in this Agreement, "Disability" shall mean an inability to perform the material services contemplated under this Agreement for a period of six months, whether or not consecutive, during any 365-day period. A determination of Disability shall made by a physician satisfactory to both the Executive and the Company, provided that if the Executive and the Company do not agree on a physician, the Executive and the Company shall each select a physician and these two together shall select a third physician, whose determination as to Disability shall be binding on all parties. Eligibility for disability benefits under the policy described in Section 6(b)(iii) above shall conclusively establish the Executive's Disability. The appointment of one or more individuals to carry out the offices or duties of the Executive during a period of the Executive's inability to perform such duties and pending a determination of Disability shall not be considered a breach of this Agreement by the Company.

                  (b) FOR CAUSE. At the election of the Company, for Cause, immediately upon written notice by the Company to the Executive. For purposes of this Agreement, "Cause" for termination shall be deemed to exist solely in the event of (i) the conviction of the Executive of, or the entry of a plea of guilty or nolo contendere by the Executive to, a felony (exclusive of any felony relating to negligent operation of a motor vehicle and not including a conviction, plea of guilty or nolo contendere arising solely under a statutory provision imposing criminal liability upon the Executive on a PER SE basis due to the Company offices held by the Executive, so long as any act or omission of the Executive with respect to such matter was not taken or omitted in contravention of any applicable policy or directive of the Board), (ii) willful breach of duty of loyalty which is materially detrimental to the Company, (iii) willful failure to perform or adhere to explicitly stated duties or guidelines of employment or to follow the directives of the Board which continues for thirty days after written warning to the Executive that it will be deemed a


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basis for a "For Cause" termination, (iv) gross negligence or willful misconduct in the performance of the Executive's duties. For purposes of this Section, no act, or failure to act, on the Executive's part will be deemed "willful" unless done, or omitted to be done, by the Executive not in good faith and without a reasonable belief that the Executive's act, or failure to act, was in the best interest of the Company.

                  (c) WITHOUT CAUSE OR GOOD REASON. At the election of the Company, without Cause, and at the election of the Executive, without Good Reason, in either case upon sixty (60) days' prior written notice to the Executive or to the Company, as the case may be.

                  (d) FOR GOOD REASON. At the election of the Executive, for Good Reason, which is not cured by the Company within 30 days after written notice by the Executive to the Company setting forth a description of such Good Reason. For purposes of this Agreement, "Good Reason" shall mean any of the following actions or omissions, provided the Executive notifies the Company of his determination that Good Reason exists within 60 days of the action or omission on which such determination is based:

                     (i) The removal from or failure to re-elect the Executive to the offices of President, Chief Executive Officer, and Director on the Board of Directors of the Company; or

                     (ii) The assignment to the Executive of any duties, responsibilities, or reporting requirements inconsistent with his positions as President, Chief Executive Officer, and Director on the Board of Directors of the Company, or any material diminishment, on a cumulative basis, of the Executive's overall duties, responsibilities, or status; or

                     (iii) A reduction by the Company in the Executive's annual Base Salary; or

                     (iv) The failure by the Company to continue in effect the Incentive Bonus, Initial Long Term Incentive Award, and Annual Incentive Award Plans referenced in Sections 4 and 5 hereof, unless equitable alternative compensation arrangements (embodied in ongoing substitute or alternative plans) have been provided for the Executive, or the failure by the Company to continue the Executive's participation in any such incentive plans on a basis, both in terms of the amount of benefits provided and the level of the Executive's participation relative to other participants, that is no less than that set forth in Sections 3, 4 and 5 hereof; or

                     (v) Except as required by law, any action by the Company to diminish or deprive the Executive of any material fringe benefit enjoyed by the Executive under the employee benefit and welfare plans of the Company, including, without limitation, any medical, dental, pension, 401(k), accident, disability, and life insurance benefits; or

                     (vi) The requirement by the Company that the principal place of business at which the Executive performs his duties be changed to a location outside the greater Boston metropolitan area; or


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                     (vii) Any breach by the Company of any provision of this
Agreement.

                  (e) EXPIRATION OF AGREEMENT. Unless earlier terminated under one of the above provisions of this Section 8, or except as otherwise mutually agreed by the Executive and the Company, the Executive's employment with the Company shall terminate upon the expiration of this Agreement.

         9. EFFECTS OF TERMINATION.

                  (a) TERMINATION FOR DISABILITY; BY THE COMPANY WITHOUT CAUSE; BY THE EXECUTIVE FOR GOOD REASON. If the employment of the Executive should terminate by reason of (i) Disability, (ii) termination by the Company for any reason other than Cause, or (iii) by the Executive for Good Reason, then all compensation and benefits for the Executive shall be as follows:

                     (i) For the longer of twelve (12) months after such termination or until the expiration of the Initial Term, or if applicable, the Public Market Event Extended Term or COC Extended Term (the "Severance Period"), the Company will pay to the Executive or his legal representative continued Base Salary at the rate in effect at the termination of employment, subject to the following:

                           (A) If the Executive is eligible for long-term disability compensation benefits under the Company's long-term disability plan or pursuant to the supplemental policy described in Section 6(b)(iii), the amount payable under this clause shall be paid at a rate equal to the excess of (I) the rate of Base Salary in effect at the termination of employment, over (II) the long-term disability compensation benefits for which the Executive is eligible under such plan or policy.

                           (B) Payments pursuant to this Section 9(a)(i) shall be paid for the first twelve (12) months of the Severance Period without reduction for compensation earned from other employment or self-employment, and shall thereafter be reduced by such compensation received by the Executive from other employment or self-employment.

                     (ii) The Company will pay to the Executive or his legal representative (A) any Incentive Bonus which has been allocated or awarded to the Executive for a completed year or other measuring period ("Cycle") preceding the date of termination but has not yet been paid, (B) the Average Incentive Bonus for each pending Cycle which would have been closed by the end of the Severance Period, where the "Average Incentive Bonus" equals the average of the Incentive Bonus awards earned by the Executive for Cycles closing in the three years immediately preceding the date of termination, and (C) a pro rata portion of the Average


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Incentive Bonus in respect of all cycles in which the Executive is participating on the date of termination which would not have been completed by the end of the Severance Period, based upon the portion of the Cycle that would have been completed by the end of the Severance Period.

                     (iii) The Company will allow the Executive to continue to participate during the Severance Period in any and all of the employee benefit and welfare plans of the Company in which the Executive was entitled to participate immediately prior to his termination, to the same extent and upon the same terms as the Executive participated in such plans prior to his termination; PROVIDED, that the Executive's continued participation is permissible or otherwise practicable under the general terms and provisions of such plans. To the extent that continued participation is neither permissible nor practicable, the Company shall take such actions as may be necessary to provide the Executive with substantially comparable benefits (without additional cost to the Executive) outside the scope of such plans. If the Executive engages in regular employment after his termination of employment (whether as an executive or as a self-employed person), any employee welfare benefits received by the Executive in consideration of such employment which are similar in nature to the employee welfare benefits provided by the Company will relieve the Company of its obligation under this Section 9(a)(iii) to provide comparable benefits to the extent of the benefits so received.

                     (iv) The Executive's restricted shares awarded under
Section 4(b) hereof shall immediately vest, and his annual performance shares awarded under Section 5(c) hereof shall immediately vest.

                     (v) The Executive's stock options awarded under Section 4(a) hereof and his annual stock options awarded under Section 5(b) hereof shall immediately vest.

                     (vi) The Executive's SERP benefit under Section 6(b)(iv) hereof shall be 100% vested.

                  (b) TERMINATION FOR DEATH; BY THE COMPANY FOR CAUSE OR BY THE EXECUTIVE WITHOUT GOOD Reason. In the event that the Executive's employment is terminated for Death or by the Company for Cause or by the Executive without Good Reason, the Company will pay the Executive his Base Salary through the time of termination. In addition, the Executive shall be entitled to all amounts or benefits due in respect of his service through, or as a result of his or his dependents' participation in the benefit programs described in Section 6 hereof through, the effective date of termination, including but not limited to reimbursement of expenses incurred on or prior to such date.

                  (c) TERMINATION ON OR AFTER EXPIRATION OF THE AGREEMENT. Upon the expiration of this Agreement, unless the Company shall offer to the Executive continued service in a position acceptable to the Executive and upon mutually and reasonably agreeable terms, the Executive shall be entitled to receive for a period of twelve (12) months after the expiration of the Agreement (in this event, the "Severance Period"), continuation of Base Salary at the rate


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then in effect plus medical, dental, life-insurance and disability coverage;
PROVIDED, that the Executive's continued participation is permissible or otherwise practicable under the general terms and provisions of such plans. To the extent that continued participation is neither permissible nor practicable, the Company shall take such actions as may be necessary to provide the Executive with substantially comparable benefits (without additional cost to the Executive) outside the scope of such plans. If the Executive engages in regular employment after his termination of employment (whether as an executive or as a self-employed person), any employee welfare benefits received by the Executive in consideration of such employment which are similar in nature to the employee welfare benefits provided by the Company will relieve the Company of its obligation under this Section 9(c) to provide comparable benefits to the extent of the benefits so received.

                  (d) TERMINATION OF AUTHORITY. Immediately upon the Executive terminating or being terminated from his employment with the Company for any reason or upon the expiration of this Agreement, notwithstanding anything else appearing in this Agreement or otherwise, the Executive will stop serving the functions of his terminated or expired positions, and shall be without any of the authority or responsibility for such positions. On request of the Board at any time following his termination of employment for any reason or upon the expiration of this Agreement, the Executive shall resign from the Board if then a member.

                  (e) RELEASE OF CLAIMS. As conditions of Executive's entitlement to the severance payments and benefits provided by this Agreement, the Executive shall be required to execute and honor the terms of a waiver and release of claims against the Company substantially in the form attached hereto as Appendix D (as may be modified consistent with the purposes of such waiver and release to reflect changes in law following the date hereof).

         10. CHANGE OF CONTROL.

                  (a) CHANGE OF CONTROL. For purposes of this Agreement, a "Change of Control" will be deemed to have taken place upon the occurrence of any of the following events:

                     (i) any "person" (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and as modified in Section 13(d) and 14(d) of the Exchange Act) other than (A) the Company or any of its subsidiaries, (B) any employee benefit plan of the Company or any of its subsidiaries, (C) the Fund, (D) a company owned, directly or indirectly, by stockholders of the Company in substantially the same proportions as their ownership of the Company, or (E) an underwriter temporarily holding securities pursuant to an offering of such securities (a "Person"), becomes the "beneficial owner" (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing 20% or more of the shares of voting stock of the Company then outstanding, and such Person's beneficial ownership level then exceeds the percentage of the Company's outstanding voting stock beneficially owned by the Fund;


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                     (ii) the consummation of any merger or consolidation of the
Company or one of its subsidiaries with or into any other company, other than a merger or consolidation which would result in the holders of the voting securities of the Company outstanding immediately prior thereto holding securities which represent immediately after such merger or consolidation more than 50% of the combined voting power of the voting securities of the Company or the surviving company or the parent of such surviving company;

                     (iii) the stockholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets, other than a sale or disposition if the holders of the voting securities of the Company outstanding immediately prior thereto hold securities immediately thereafter which represent more than 50% of the combined voting power of the voting securities of the acquiror, or parent of the acquiror, of such assets; or

                     (iv) a majority of the Board votes in favor of a decision that a Change of Control has occurred.

                  (b) CERTAIN BENEFITS UPON A CHANGE OF CONTROL. In the event of a Change of Control during the Term of this Agreement when the remainder of the Term is under three years, this Agreement shall be automatically extended for a period of an additional three years from the effective date of such Change of Control (the "COC Extended Term"). In the event of a Change of Control (regardless of whether a COC Extended Term arises), (a) 100% of the Executive's stock options awarded under Section 4(a) hereof shall immediately vest, (b) all of the Executive's restricted shares awarded under Section 4(b) hereof shall immediately vest, (c) all of the Executive's annual stock options awarded under
Section 5(b) hereof shall immediately vest, and the Executive shall be entitled to additional stock option awards on substantially equivalent terms and at the same level through the COC Extended Term, (d) all of the Executive's annual performance shares awarded under Section 5(c) hereof shall immediately vest, and the Executive shall be entitled to additional annual performance share awards on substantially equivalent terms and at the same level through the COC Extended Term, and (e) the Executive's SERP benefit under Section 6(b)(iv) hereof shall be 100% vested. All other terms and provisions of this Agreement shall remain in full force and effect through such COC Extended Term.

                  (c) EXCISE TAX.

                     (i) In the event that any payment or benefit received or to be received by the Executive in connection with a Change of Control or the termination of the Executive's employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a Change of Control or any person affiliated with the Company or such person) (all such payments and benefits being hereinafter called "Total Payments") will be subject (in whole or part) to the excise tax (the "Excise Tax") imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code"), then, subject to the provisions of Section 10(c)(ii) hereof, the Company will pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained


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by the Executive, after deduction of any Excise Tax on the Total Payments and any federal, state and local income tax and Excise Tax upon the payment provided for by this Section 10(c)(i), will be equal to the Total Payments. For purposes of determining the amount of the Gross-Up Payment, the Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on such date, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

                     (ii) In the event that, after giving effect to any redeterminations described in Section 10(c)(iv) hereof, a reduction in the Total Payments to the largest amount that would result in no portion of the Total Payments being subject to the Excise Tax (after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement) would produce a net amount (after deduction of the net amount of federal, state and local income tax on such reduced Total Payments) that would be greater than the net amount of unreduced Total Payments (after deduction of the net amount of federal, state and local income tax and the amount of Excise Tax to which the Executive would be subject in respect of such Total Payments), then Section 10(c)(i) hereof will not apply and the Total Payments will be so reduced.

                     (iii) The determination of whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax will be made by the Company's independent auditors. The Company will provide the Executive with its calculation of the amounts referred to in this Section 10(c) and such supporting materials as are reasonably necessary for the Executive to evaluate the Company's calculations. If the Executive disputes the Company's calculations (in whole or in part), the reasonable opinion of the Company's independent auditors with respect to the matter in dispute will prevail.

                     (iv) In the event that (A) the Excise Tax is subsequently determined to be less than the amount taken into account hereunder at the time of payment of the Total Payments and (B) after giving effect to such redetermination, the Total Payments are reduced pursuant to Section 10(c)(ii) hereof, the Executive will repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the Gross-Up Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income tax imposed on the Gross-Up Payment being repaid by the Executive to the extent that such repayment results in a reduction in the Excise Tax and/or a federal, state or local income tax deduction) plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. In the event that (X) the Excise Tax is determined to exceed the amount taken into account hereunder at the time of the termination of the Executive's employment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment) and (Y) after giving effect to such redetermination, the Total Payments are not reduced pursuant to Section 10(c)(ii) hereof, the Company will make an additional Gross-Up Payment in respect of such excess and in respect of any portion of the Excise Tax with respect to which the Company had not previously made a Gross-Up Payment (plus any interest, penalties or additions payable by the Executive with respect to such excess and such portion) at the time that the amount of such excess is finally determined.

                     (v) The Executive shall notify the Company in writing of any claim that, if successful, would require the payment by the Company of a Gross-Up Payment or might entitle the Company to the refund of all or part of any previous Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten (10) business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is required to be paid. The Executive shall not pay such claim prior to the expiration of the thirty (30) day period following the date on which he gives such notice to the Company. If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall: (i) give the Company any information reasonably requested by the Company relating to such claim; (ii) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney jointly selected by the Executive and the Company; (iii) cooperate with the Company in good faith in order to effectively contest such claim; and
(iv) permit the Company to participate in any proceedings relating to such claim. The Company shall bear and pay directly all costs and expenses (including legal fees and additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.

                     (vi) Without limitation on the foregoing, the Company shall control all audits and proceedings taken in connection with any claim, audit or proceeding involving Excise Taxes or Gross-Up Payments and, at its sole option, may pursue or forego any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of any such claim, audit or proceeding and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the tax in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; PROVIDED, HOWEVER, that if the Company directs the Executive to pay such tax and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance. The Company's control of the contest shall be limited to issues with respect to which such a Gross-Up Payment would be payable or refundable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue.

         11. CONFIDENTIAL INFORMATION. The Executive recognizes and acknowledges that certain assets of the Company constitute Confidential Information. The term "Confidential Information" as used in this Agreement shall mean all information which is known only to the Executive, the Company or Net Properties, other employees of the Company or Net Properties, or others in a confidential relationship with the Company or Net Properties, and relating to the Company's or Net Properties' business (including, without limitation, information regarding clients, customers, pricing policies, methods of operation, proprietary company programs, sales, products, profits, costs, markets, key personnel, formulae, product applications, technical processes, and trade secrets, as such information may exist from time to time, which the Executive acquired or obtained by virtue of work performed for the Company or Net Properties, or which the Executive may acquire or may have acquired knowledge of during the performance of said work. The Executive shall not, during or after the Term, disclose all or any part of the Confidential Information to any person, firm, corporation, association, or any other entity for any reason or purpose whatsoever, directly or indirectly, except as may be required pursuant to his employment hereunder, unless and until such Confidential Information becomes publicly available other than as a consequence of the breach by the Executive of his confidentiality obligations hereunder. In the event of the termination of his employment, whether voluntary or involuntary and whether by the Company or the Executive, the Executive shall deliver to the Company all documents and data pertaining to the Confidential Information and shall not take with him any documents or data of any kind or any reproductions (in whole or in part) or extracts of any items relating to the Confidential Information. The Company acknowledges that prior to his employment with Net Properties and the Company, the Executive has lawfully acquired extensive knowledge of the industries in which the Company engages in business, and that the provisions of this Section 11 are not intended to restrict the Executive's use of such previously acquired knowledge.

                  In the event that the Executive receives a request or is required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose all or any part of the Confidential Information, the Executive agrees to (a) promptly notify the Company of the existence, terms and circumstances surrounding such request or requirement, (b) consult with the Company on the advisability of taking legally available steps to resist or narrow such request or requirement and (c) assist the Company in seeking a protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained or that the Company waives compliance with the provisions hereof, the Executive shall not be liable for such disclosure unless disclosure to any such tribunal was caused by or resulted from a previous disclosure by the Executive not permitted by this Agreement.

         12. NON-COMPETITION AND NONSOLICITATION. During the Term and any Severance Period, and, in the event the Executive's employment is terminated by the Company for Cause or by the Executive without Good Reason, for a period of twelve (12) calendar months from the last day of the Term, the Executive will not, directly or indirectly, either as a principal, agent, employee, employer, stockholder, partner or in any other capacity whatsoever: (i) engage or assist others engaged, in whole or in part, in any business in competition with the business of the Company, or any of its respective wholly or majority-owned direct or indirect subsidiaries or other affiliates; or (ii) employ or solicit the employment of, or assist others in employing or soliciting the employment of, any individual employed by the Company at any time while the Executive was also so employed.

                  The Executive agrees that restraints imposed upon him pursuant to this Section are necessary for the reasonable and proper protection of the Company and its subsidiaries and affiliates, and that each and every one of the restraints is reasonable in respect to subject matter, length of time and geographic area. The parties further agree that, in the event that any provision of this Section shall be determined by any court of competent jurisdiction to be unenforceable by reason of its being extended over too great a time, too large a geographic area or too great a range of activities, such provision shall be deemed to be modified to permit its enforcement to the maximum extent permitted by law.

         13. INVENTIONS. During the Term, the Executive shall promptly disclose to the Company or any successor or assign, and grant to the Company and its successors and assigns without any separate remuneration or compensation other than that received by him in the course of his employment), his entire right, title and interest in and to any and all inventions, developments, discoveries, models, or any other intellectual property of any type or nature whatsoever ("Intellectual Property'), whether developed by him during or after business hours, or alone or in connection with others, in any way related to the business of the Company, its affiliates, successors or assigns. This provision shall not apply to books or articles authored by the Executive during non-work hours, consistent with his obligations under this Agreement, so long as such books or articles (a) are not funded in whole or in party by the Company, and (b) do not contain any Confidential Information or Intellectual Property of the Company. The Executive agrees, at the Company's expense, to take all steps necessary or proper to vest title to all such Intellectual Property in the Company, and cooperate fully and assist the Company in any litigation or other proceedings involving any such Intellectual Property.

         14. DISPUTES.

                  (a) EQUITABLE RELIEF. The Executive acknowledges and agrees that upon any breach by the Executive of his obligations under Sections 11, 12, or 13 hereof, the Company will have no adequate remedy at law, and accordingly will be entitled to specific performance and other appropriate injunctive and equitable relief.

                  (b) ARBITRATION. Excluding only requests for equitable relief by the Company under Section 14(a) of this Agreement, in the event that there is any claim or dispute arising out of or relating to this Agreement, or the breach thereof, and the parties hereto shall not have resolved such claim or dispute within 60 days after written notice from one party to the other setting forth the nature of such claim or dispute, then such claim or dispute shall be settled exclusively by binding arbitration in Boston, Massachusetts in accordance with the Commercial Arbitration Rules of the American Arbitration Association by an arbitrator mutually agreed upon by the parties hereto or, in the absence of such agreement, by an arbitrator selected according to such Rules. Notwithstanding the foregoing, if either the Company or the Executive shall request, such arbitration shall be conducted by a panel of three arbitrators, one selected by the Company, one selected by the Executive and the third selected by agreement of the first two, or, in the absence of such agreement, in accordance with such Rules. Neither party shall have the right to claim or recover punitive damages. Judgment upon the award rendered by such arbitrator(s) shall be entered in any Court having jurisdiction thereof upon the application of either party.

                  (c) LEGAL FEES. The Company will pay or promptly reimburse the Executive for the reasonable legal fees and expenses incurred by the Executive, in successfully enforcing or defending any right of the Executive pursuant to this Agreement.

         15. INDEMNIFICATION. The Company will indemnify the Executive, to the maximum extent permitted by applicable law, against all costs, charges and expenses incurred or sustained by the Executive, including the cost of legal counsel selected and retained by the Executive in connection with any action, suit or proceeding to which the Executive may be made a party by reason of the Executive being or having been an officer, director, or employee of the Company or any subsidiary or affiliate of the Company.

         16. COOPERATION IN FUTURE MATTERS. The Executive hereby agrees that, for a period of three (3) years following his termination of employment, he shall cooperate with the Company's reasonable requests relating to matters that pertain to the Executive's employment by the Company, including, without limitation, providing information or limited consultation as to such matters, participating in legal proceedings, investigations or audits on behalf of the Company, or otherwise making himself reasonably available to the Company for other related purposes. Any such cooperation shall be performed at times scheduled taking into consideration the Executive's other commitments, and the Executive shall be compensated at a reasonable hourly or PER DIEM rate to be agreed by the parties to the extent such cooperation is required on more than an occasional and limited basis. The Executive shall not be required to perform such cooperation to the extent it conflicts with any requirements of exclusivity of services for another employer or otherwise, nor in any manner that in the good faith belief of the Executive would conflict with his rights under or ability to enforce this Agreement.

         17. GENERAL.

                  (a) NOTICES. All notices and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if sent by overnight courier or by certified mail, return receipt requested, postage prepaid or sent by written telecommunication or telecopy, to the relevant address set forth below, or to such other address as the recipient of such notice or communication shall have specified to the other party hereto in accordance with this Section 17(a).

             If to the Company, to:    Heritage Property Investment Trust, Inc.
                                       535 Boylston Street
                                       Boston, MA  02116
                                       Attn: Chairman of the Board of Directors

             with a copy to:           Russell E. Isaia, Esq.
                                       Bingham Dana LLP
                                       150 Federal Street
                                       Boston, MA  02110

If to the Executive, at his last residence shown on the records of the Company,

             with a copy to:           Thomas E. Shirley, Esq.
                                       Choate, Hall & Stewart
                                       Exchange Place
                                       53 State Street
                                       Boston, MA  02109

Any such notice shall be effective (i) if delivered personally, when received,
(ii) if sent by overnight courier, when receipted for, and (iii) if mailed, two
(2) days after being mailed as described above.

                  (b) SEVERABILITY. If any provision of this Agreement is or becomes invalid, illegal or unenforceable in any respect under any law, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired.

                  (c) WAIVERS. No delay or omission by either party hereto in exercising any right, power or privilege hereunder shall impair such right, power or privilege, nor shall any single or partial exercise of any such right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privilege.

                  (d) COUNTERPARTS. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

                  (e) ASSIGNS. This Agreement shall be binding upon and insure to the benefit of the Company's successors and the Executive's personal or legal representatives, executors, administrators, heirs, distributees, devisees and legatees. This Agreement shall not be assignable by the Executive, it being understood and agreed that this is a contract for the Executive's personal services. This Agreement shall not be assignable by the Company except in connection with a transaction involving the succession by a third party to all or substantially all of the Company's business and/or assets (whether direct or indirect and whether by purchase, merger, consolidation, liquidation or otherwise), in which case such successor shall assume this

Agreement and expressly agree to perform this Agreement in the same manner and to the same extent as the Company would be required to perform it in the absence of a succession. For all purposes under this Agreement, the term "Company" shall include any successor to the Company's business and/or assets that executes and delivers the assumption agreement described in the immediately preceding sentence or that becomes bound by this Agreement by operation of law.

                  (f) ENTIRE AGREEMENT. This Agreement contains the entire understanding of the parties, supersedes all prior agreements and understandings, whether written or oral, relating to the subject matter hereof and may not be amended except by a written instrument hereafter signed by the Executive and a duly authorized representative of the Board.

                  (g) GOVERNING LAW. This Agreement and the performance hereof shall be construed and governed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to principles of conflicts of law.

                  (h) CONSTRUCTION. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party. The headings of sections of this Agreement are for convenience of reference only and shall not affect its meaning or construction. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rule of strict construction will be applied against any party.

                  (i) PAYMENTS AND EXERCISE OF RIGHTS AFTER DEATH. Any amounts due hereunder after the Executive's death shall be paid to the Executive's designated beneficiary or beneficiaries, whether received as a designated beneficiary or by will or the laws of descent and distribution. The Executive may designate a beneficiary or beneficiaries for all purposes of this Agreement, and may change at any time such designation, by notice to the Company making specific reference to this Agreement. If no designated beneficiary survives the Executive or the Executive fails to designate a beneficiary for purposes of this Agreement prior to his death, all amounts thereafter due hereunder shall be paid, as and when payable, to his spouse, if she survives the Executive, and otherwise to his estate.

                  (j) CONSULTATION WITH COUNSEL. The Executive acknowledges that he has had a full and complete opportunity to consult with counsel or other advisers of his own choosing concerning the terms, enforceability and implications of this Agreement, and that the Company has not made any representations or warranties to the Executive concerning the terms, enforceability and implications of this Agreement other than as are reflected in this Agreement.

                  (k) WITHHOLDING. Any payments provided for in this Agreement shall be paid net of any applicable tax withholding required under federal, state or local law.

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed under seal as of the date first above written.

HERITAGE PROPERTY INVESTMENT                THOMAS C. PRENDERGAST
TRUST, INC.



By: /s/ Bernard Cammarata                   /s/ Thomas C. Prendergast
    --------------------------------        ----------------------------------
    Bernard Cammarata
    Chairman, Compensation Committee

Dated: JAN. 10, 2000                        Dated: JAN. 10, 2000
       -----------------------------               --------------------------

                                   APPENDIX A

         The Executive's objectives relating to Funds From Operations ("FFO") with respect to the calendar year 2000 are as follows:

         Four percent (4%) growth in the Company's FFO per share for 2000 will be the Executive's threshold FFO objective.

         Eight percent (8%) growth in the Company's FFO per share for 2000 will be the Executive's target FFO objective.

         Twelve percent (12%) growth in the Company's FFO per share for 2000 will be the Executive's maximum FFO objective.

         For these purposes, "growth in the Company's FFO per share for 2000" shall be the increase in the per share amount of the Company's Funds From Operations over comparable combined amounts for Net Properties and the Company for 1999 calculated as follows: the consolidated net income of the Company for the calendar year 2000 as computed in accordance with generally accepted accounting principles, excluding gains or losses from debt restructuring and sales of property, plus depreciation and amortization. Growth in FFO per share for 2000 shall be determined by the Company's certified public accountants as part of their annual audit of the Company's financial statements (which determination shall be binding upon all parties). In the event of any merger, recapitalization reorganization or other similar transaction or any change in the outstanding stock of the Company such that an adjustment is required to appropriately determine the actual growth in FFO per share for 2000, then the Company's certified public accountants shall adjust such calculations as they determine is appropriate neither to enlarge nor to diminish the Incentive Bonus intended to be payable hereunder.

                                   APPENDIX B

         STOCK OPTION AWARD. Not prior to January 1, 2000 but not later than January 31, 2000, the Company shall grant to the Executive a non-qualified option to purchase 400,000 shares of the Company's common stock at an option price of $25 per share. Subject to customary provisions regarding the effect of termination of employment (provided that such option shall remain exercisable by the Executive until the end of any applicable Severance Period as defined herein and otherwise until at least 90 days following any termination of employment by the Executive not resulting in any such Severance Period), such option shall have a term of ten years from the date of grant and shall become vested and exercisable by the Executive as follows: Subject to the Executive's remaining an employee of the Company until the applicable date, options for 200,000 shares shall become exercisable at the earlier of December 31, 2004 or the effective date of a Public Market Event. Subject to the Executive's remaining as an employee of the Company until such dates, options for 66,666.67 shares shall become vested and exercisable on each of December 31, 2002, December 31, 2003 and December 31, 2004. Any other provision hereof notwithstanding, in the event that the Company has not completed a Public Market Event before July 9, 2004, the Executive may within a limited period thereafter (whether or not the Executive is then an employee of the Company) elect to "put" back to the Company options for up to 60,000 of such shares, and the Company will pay to the Executive in exchange for such options, an amount equal to the excess, if any, of the then fair market value of such shares over the option price otherwise payable by the Executive upon exercise of such options.

         RESTRICTED STOCK AWARD. Not prior to January 1, 2000 but not later than January 31, 2000, the Company shall grant to the Executive a restricted stock award of 75,000 shares of the Company's common stock. Such stock shall be subject to restrictions on transfer by the Executive and repurchase by the Company such that the Executive shall not be permitted to transfer such shares and the Company shall have the right to repurchase or recover such shares for the amount of cash paid therefor, if any, if the Executive shall terminate employment from the Company, provided that such transfer and repurchase restrictions shall lapse with respect to 20% of such shares at December 31, 2000 and December 31 of each subsequent year that the Executive shall remain continuously as an employee of the Company as of such date. As to those shares for which the transfer and repurchase restrictions shall have lapsed in any year, the Company shall report the value of such shares as compensation income received by the Executive in such year subject to applicable payroll and withholding taxes.

         AWARDS PURSUANT TO PLANS. The award or grants of stock options or restricted stock may be made by the Company to the Executive pursuant to a plan or plans adopted by the Company for granting of such awards to employees and pursuant to agreements, each containing customary terms and conditions for such plans and agreements, provided that the terms of such plan(s) and agreements shall not contain any terms or limitations with respect to any awards or grants to the Executive that are inconsistent with the foregoing provisions of this Appendix B.

         TAX OFFSET PAYMENTS. Whenever any award, grant, payment, exercise of an option, transfer of property, vesting, lapse of restrictions, "put" of options or stock to the Company, or other event relating to any stock option, restricted stock or performance shares granted pursuant to Sections 4(a), 4(b), 5(b), 5(c), or Appendix B of this Agreement results in the realization of taxable compensation income by the Executive, the Company shall make a cash payment (a "Tax Offset Payment") to or for the benefit of the Executive not later than when the taxes to be covered by the Tax Offset Payment would otherwise be due as reasonably determined by the Executive. Each such Tax Offset Payment shall be the amount sufficient to pay all applicable federal, state and local income taxes and any federal Medicare taxes incurred by the Executive with respect to the compensation income so realized including the compensation income realized with respect to the Tax Offset Payment, so that in every such case, the Executive shall be able to receive the award or transfer of property or exercise an option or become vested in property, as the case may be, without incurring any such income or Medicare taxes relating to the compensation income realized as the result of such transaction or event. For the purpose of determining the amount of any Tax Offset Payment, the Executive will be deemed to pay federal income taxes at the highest marginal rate of federal income taxation in the calendar year in which the compensation income was realized and federal Medicare taxes at the rate applicable to every dollar of wages otherwise subject to Medicare taxes (e.g., 1.45% in 1999) and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence in such year, net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

         For example, if the Executive shall exercise a non-qualified option to purchase shares of the Company's stock when the fair market value of such shares exceeds the exercise price by $100,000, and the Executive is thereby treated as realizing $100,000 of taxable compensation income, the Company will make a cash payment to or for the benefit of the Executive equal in amount to the federal, state and local income and Medicare taxes the Executive will incur with respect to $100,000 of compensation income plus an additional cash payment sufficient to pay the federal, state and local income and Medicare taxes incurred by the Executive with respect to all such cash payments; as a result of such cash payments, the Executive shall in effect exercise the option and receive shares of stock without incurring any personal net out-of-pocket tax cost. As another example, the Executive will realize taxable compensation income upon the vesting of performance shares granted pursuant to Section 5(c) of the Agreement; if the aggregate fair market value of the shares becoming vested is $50,000, the Company will make a cash payment to the Executive after such shares become vested equal in amount to the federal, state and local income and Medicare taxes that the Executive will incur with respect to that $50,000 of compensation income plus an additional cash payment sufficient to pay the federal, state and local income and Medicare taxes incurred by the Executive with respect to all such cash payments; as a result of such cash payments, the Executive shall in effect not incur any personal net out-of-pocket tax cost relating to the vesting of the performance shares.

         Any Tax Offset Payment may be applied by the Company as required by applicable laws and regulations to the payment of withholding taxes and otherwise shall be paid to the Executive.

         The obligation of the Company to pay the Tax Offset Payment shall apply whenever the Executive shall realize taxable compensation income from the events described herein. For this purpose, the Executive shall realize taxable income whenever the Company, based on the advice of its tax counsel or accountants, determines that the Executive shall have realized such income for tax purposes; provided, however, that, notwithstanding any contrary determination by the Company, the Executive shall be deemed to have realized such compensation income at such time and in such amount as shall be finally determined by the Internal Revenue Service or by the courts following any audit of the Company's or the Executive's tax returns. The procedures and provisions of Section 10(c)(iv)-(vi) of the Agreement shall apply for these purposes as well, as though a Tax Offset Payment were a Gross-Up Payment and the taxes to be paid with any Tax Offset Payment an amount of Excise Tax.

         The obligation of the Company to make Tax Offset Payments shall apply whenever the Executive shall realize taxable compensation income with respect to any award granted pursuant to Sections 4(a), 4(b), 5(b), 5(c) or Appendix B, including without limitation income realized by the Executive after the Term of this Agreement. For example, if the Executive shall exercise any option granted pursuant to Section 4(a) hereof after the Term of this Agreement, the Company shall thereupon make a Tax Offset Payment to the Executive as provided herein. The obligation to make a Tax Offset Payment shall also apply with respect to any taxable income realized by a beneficiary of the Executive with respect to any award pursuant to Sections 4(a), 4(b), 5(b), 5(c) or Appendix B which is realized by such beneficiary following the death of the Executive.

         For the avoidance of doubt, the obligation to make a Tax Offset Payment shall apply with respect to the amount of taxable compensation income the Executive would realize upon "putting" certain options back to the Company as provided in Section 5(b) and Appendix B.

                                   APPENDIX C

         SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN. The Company shall maintain for the benefit of the Executive a non-qualified supplemental executive retirement plan ("SERP") which shall provide to the Executive a minimum annual pension, commencing at the Executive's attaining age 65 and payable as a single life annuity, equal to 50% of the Executive's average annual compensation (including Base Salary and Incentive Bonus) for the three calendar years of the last ten years of his employment by the Company and Net Properties which produce the highest average amount (or the annualized average of such compensation for his actual period of employment if less than three calendar years). The Executive shall be 50% vested in such minimum SERP benefit as of the date of this Agreement, and the Executive shall become additionally vested in such benefit at 6.25% per year as of the end of each calendar year (commencing December 31, 1999) that he continues to be an employee of the Company, and the Executive shall become 100% vested in such SERP benefit upon the effective date of a Change of Control as defined in Section 10 hereof. Such minimum SERP benefit shall be reduced by the actuarial equivalent value of any pension benefit payable to the Executive from any tax-qualified employee benefit plan maintained by the Company or maintained or contributed to by Net Properties (exclusive of any such benefits, other than employer matching contributions, attributable to salary reduction contributions made by the Executive to any such tax-qualified plan) and by 50% of the Executive's primary Social Security benefit. Such annual SERP benefit shall be paid to the Executive in monthly installments commencing on the first day of the month following his 65th birthday and continuing on or about the first day of each month thereafter prior to the death of the Executive. At the election of the Executive filed with the Company not later than 30 days prior to his termination of employment, payment of the vested SERP benefit shall commence at any time selected by the Executive after he shall have terminated employment from the Company, provided that if payment begins prior to the Executive's 65th birthday, such payment shall be actuarially reduced (based on the 1983 GAM Mortality Table and interest at the average rate on 30 year Treasury Securities in the month prior to the first such payment) to account for the commencement of such payments prior to age 65. Payment of such SERP benefits shall continue for each month that the Executive is alive on the first day of the month, and thereafter such payments shall cease.

                                   APPENDIX D

                               RELEASE AND WAIVER

         This release and waiver (the "Termination Release") is made as of the 10th day of January, 2000 by Thomas C. Prendergast (the "Executive").

         WHEREAS, the Executive and Heritage Property Investment Trust, Inc. (the "Company") have entered into an Employment Agreement (the "Agreement") dated as of July 9, 1999 and providing certain compensation and severance amounts upon his termination of employment; and

         WHEREAS, the Executive has agreed, pursuant to the terms of the Agreement, to execute a release and waiver in the form set forth in this Termination Release in consideration of the Company agreement to provide the compensation and severance amounts upon his termination of employment set out in the Agreement; and

         WHEREAS, the Company and the Executive desire to settle all rights, duties and obligations between them, including without limitation all such rights, duties, and obligations arising under the Agreement or otherwise out of the Executive's employment by the Company;

         NOW THEREFORE, intending to be legally bound and for good and valid consideration the sufficiency of which is hereby acknowledged, the Executive agrees as follows:

         1. RELEASE. (a) The Executive knowingly and voluntarily releases, acquits and forever discharges the Company, and its respective owners, parents, stockholders, predecessors, successors, assigns, agents, directors, officers, employees, representatives, divisions and subsidiaries (collectively, the "Releasees") from any and all charges, complaints, claims, liabilities, obligations, promises, agreements, damages, causes of action, suits, rights, costs, losses, debts and expenses of any nature whatsoever, known or unknown, suspected or unsuspected, foreseen or unforeseen, matured or unmatured, against them which the Executive or any of his heirs, executors, administrators, successors and assigns ever had, now has or at any time hereafter may have, own or hold by reason of any matter, fact, or cause whatsoever from the beginning of time up to and including the date of this Termination Release, including without limitation all claims arising under the Age Discrimination in Employment Act, Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act of 1993, the Employee Retirement Income Security Act of 1974, the Massachusetts Civil Rights Act and Chapter 151B of the Massachusetts General Law, each as amended, or any other federal, state or local laws, rules, regulations, judicial decisions or public policies now or hereafter recognized.

                  (b) The Executive represents that he has not filed or permitted to be filed against the Releasee, any complaints, charges or lawsuits and covenants and agrees that he will not seek or be entitled to any personal recovery in any court or before any governmental agency, arbitrator or self-regulatory body against any of the Releasees arising out of any matters set forth in Section 1(a) hereof. Nothing herein shall prevent the Executive from seeking to enforce his rights under the Agreement. The Executive does not hereby waive or release his rights to any benefits under the Company's employee benefit plans to which he is or will be entitled pursuant to the terms of such plans in the ordinary course.

         2. ACKNOWLEDGMENT. The Company has advised the Executive to consult with an attorney of his choosing prior to signing this Termination Release and the Executive hereby represents to the Company that he has been offered an opportunity to consult with an attorney prior to signing this Termination Release. The Executive shall have twenty-one (21) days to consider the waiver of his rights in this Termination Release, although he may sign this Termination Release sooner if he chooses. Once he has signed this Termination Release, the Executive shall have seven (7) additional days from the date of execution to revoke his consent to the waiver of his rights. If no such revocation occurs, the Executive's waiver of rights in this Termination Release shall become effective seven (7) days from the date of execution by the Executive. In the event that the Executive revokes his waiver of rights in this Termination Release, this Termination Release will be of no force and effect.

         IN WITNESS WHEREOF, the Executive has executed this Termination Release under seal as of the day and year first above written.

                                        THOMAS C. PRENDERGAST



                                        ---------------------------------

                                 FIRST AMENDMENT
                                     OF THE
                              EMPLOYMENT AGREEMENT
                                     BETWEEN
                              THOMAS C. PRENDERGAST
                                       AND
                    HERITAGE PROPERTY INVESTMENT TRUST, INC.

         This agreement (the "Agreement"), dated this 3rd day of April, 2000, is by and between Heritage Property Investment Trust, Inc., a corporation organized under the laws of the State of Maryland and having its principal place of business at Boston, Massachusetts (hereinafter, the "Company"), and Thomas C. Prendergast, an individual currently residing at 62 Jack Pine Drive, Sudbury, Massachusetts 01776 (the "Executive"):

                                WITNESSETH THAT:

         WHEREAS, the Executive and the Company have heretofore entered into an employment agreement, dated as of July 9, 1999 (the "Employment Agreement");

         WHEREAS, the Executive and the Company desire to revise one provision of the Employment Agreement to conform it to the terms in the final recommendation of the Company's consultants, FPL Associates Consulting;

         NOW, THEREFORE, the Company and the Executive, hereby agree that
Section 5(c) of the Employment Agreement shall be and is hereby amended to read in its entirety as follows:

                           "(c) ANNUAL PERFORMANCE SHARE AWARD. The Executive shall be entitled to an annual award of shares based upon the achievement of management and performance objectives established by the Board or Compensation Committee. 6,224 shares will be awarded for threshold performance, 12,449 shares for target performance, and 24,898 shares for maximum performance. Once earned, the shares will vest ratably over 3 years, or 100% at the time of a Public Market Event."

         IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties hereto have caused this Agreement to be duly executed under seal as of the date first above written.

HERITAGE PROPERTY INVESTMENT                THOMAS C. PRENDERGAST
TRUST, INC.



By: /s/ Bernard Cammarata                   Thomas C. Prendergast
    --------------------------------        ---------------------------------
    Bernard Cammarata
    Chairman, Compensation Committee